EXHIBIT 99.1


RICK'S CABARET ACQUIRES GENTLEMEN'S CLUB IN SAN ANTONIO
Tuesday July 11, 8:55 am ET


WILL REOPEN IN AUGUST AS A CLUB ONYX

HOUSTON--(BUSINESS WIRE)--July 11, 2006--Rick's Cabaret International, Inc. (NASDAQ: RICK - News), which operates upscale gentlemen's clubs, purchased its
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eleventh establishment, an adult entertainment facility in San Antonio, Texas
(4102 Naco Perrin Street) that will reopen in August under the upscale Club Onyx brand and will cater to African-American gentlemen.

"This purchase expands our presence in the fast-growing San Antonio market and marks the first extension of our highly successful Club Onyx brand that we launched two years ago in Houston," said Eric Langan, CEO of Rick's Cabaret International. "The Houston Club Onyx (at 3113 Bering Drive) has become a very popular nightspot with a customer base comprised principally of African-American businessmen and professionals as well as athletes and musicians. We believe this concept will work well in other markets and the San Antonio location is an ideal place to begin this extension."

Following remodeling, the new Club Onyx will open at the 4,000 square foot site of the former Club Exotica in San Antonio, which Rick's Cabaret acquired from Texas S&I, Inc. The company issued no equity in connection with this transaction.

The San Antonio purchase is the second acquisition by Rick's Cabaret in 2006, following the purchase in May of Dreamers, a club in South Houston, Texas, that is now operating under the company's XTC Cabaret brand name (at 802 Houston Blvd (Hwy 3). In 2005, the company purchased clubs in Charlotte, NC and New York City that now operate under the Rick's Cabaret brand. The company already operates an XTC Cabaret adult nightclub in San Antonio (2023 Sable Lane).

About Rick's Cabaret

Rick's Cabaret International, Inc. (NASDAQ: RICK - News, ricks.com - News)
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operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and "Club Onyx." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick's Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit ricks.com.
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Forward-looking Statements:

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company's businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to ricks.com.

Contact:
for Rick's
Allan Priaulx, 212-338-0050, ir@ricks.com
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                   Source: Rick's Cabaret International, Inc.